Exhibit 99.2

Contact:	David Stockert
Post Properties, Inc.
(404) 846-5000
Post Apartment Homes, L.P. Announces Offer to Purchase for Cash Any and All of It’s
Outstanding 7.70% Notes Due 2010 and 5 1/8% Notes Due 2011
ATLANTA, February 11, 2009 — Post Apartment Homes, L.P. (“Post Apartment Homes”), the operating subsidiary of Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, today announced that it has commenced a cash tender offer to purchase any and all of its notes set forth below (the “Notes”). The tender offer is being made pursuant to an Offer to Purchase dated February 11, 2009 (the “Offer to Purchase”) and related Letter of Transmittal, which together constitute the “Offer”.

				Price Per
			Aggregate	$1,000
			Principal	Principal
CUSIP			Amount	Amount of
Number	Issuer	Title of Security	Outstanding	Notes
737415AD1	Post Apartment Homes, L.P.	7.70% Notes due December 20, 2010	$185,000,000	$1,000

737415AG4	Post Apartment Homes, L.P.	5 1/8% Notes due October 12, 2011	$100,000,000	$950
The Offer is scheduled to expire at 5:00 p.m., New York City time, on Thursday, February 19, 2009, unless extended or earlier terminated by Post Apartment Homes. Subject to the terms and conditions of the Offer, Post Apartment Homes expects to pay for the Notes validly tendered and not withdrawn in the Offer promptly following the expiration of the Offer.
The purchase price being offered for the Notes will be the amount set forth in the table above. In addition, Post Apartment Homes will pay in respect of Notes purchased in the Offer, accrued and unpaid interest from the last interest payment date to, but not including, the payment date for Notes purchased in the Offer. The payment date will be the first business day following the date on which the Offer expires or as soon thereafter as practicable.
As set forth in the Offer to Purchase or as required by applicable law, Notes tendered may be withdrawn on or before the expiration of the Offer, but Notes may not be withdrawn after the expiration of the Offer. Withdrawn Notes may be re-tendered at any time prior to the expiration of the Offer. The Offer is subject to certain customary conditions but is not conditioned on the tender of a minimum principal amount of the Notes.
Post Apartment Homes has retained J.P. Morgan Securities Inc. to serve as the dealer manager for the Offer and has retained Global Bondholder Services Corporation to serve as the depositary and information agent for the Offer.

Requests for copies of the Offer to Purchase and related Letter of Transmittal, which contain the full terms and conditions of the Offer, may be directed to Global Bondholder Services Corporation by telephone at (866) 387-1500 (toll-free) or (212) 430-3774 (collect), or in writing at 65 Broadway — Suite 723, New York, NY, 10006, Attention: Corporate Actions. Questions regarding the Offer may be directed to J.P. Morgan Securities Inc. at (866) 834-4666 (toll-free) or (212) 834-3424 (collect).
This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The Offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Post Apartment Homes, the dealer manager or the depositary and information agent makes any recommendation as to whether holders should tender their Notes pursuant to the Offer. Holders must make their own decisions as to whether to tender Notes and, if so, the principal amount of Notes to tender.
About Post Properties
Post Properties, founded more than 37 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.
Post Properties owns 21,189 apartment homes in 58 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 1,736 apartment units in five communities currently under construction and/or in lease-up. The Company is also developing and selling 361 for-sale condominium homes in three communities (including 129 units in one community held in an unconsolidated entity) and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.
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